UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2013

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 26, Todd N. Tipton, the Executive Vice President – Exploration of SandRidge Energy, Inc. (the “Company”), informed the Company of his intention to retire. On the same day, Rodney E. Johnson, the Company’s Executive Vice President – Corporate Reserves and Acquisitions & Divestitures, informed the Company of his intention to resign his position with the Company to pursue other opportunities. Their respective retirement and resignation will be effective May 10, 2013.

The Company has entered into Separation Agreements (the “Agreements”) with each of Messrs. Tipton and Johnson, dated April 26, 2013, to provide for the terms of their respective separations from the Company.

Pursuant to the terms of the Agreements, each of Messrs. Tipton and Johnson will be entitled to: (i) a lump sum payment equal to his current annual base salary, payable within sixty (60) days of his termination and (ii) the vesting of previously issued restricted stock – 286,541 shares for Mr. Tipton and 276,666 shares for Mr. Johnson, subject to each of them providing the Company and its affiliates with a general liability release. In connection with all of the foregoing, each of Messrs. Tipton and Johnson has agreed that he will not compete with, or solicit employees of, the Company under certain circumstances during the 12-month period following his separation from the Company.

The foregoing description of the Agreements is qualified in its entirety by reference to the Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

The Company separately announced that Lance J. Galvin is being promoted to the position of Senior Vice President – Corporate Reservoir Engineering.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Separation Agreement, dated April 26, 2013 between SandRidge Energy, Inc. and Todd N. Tipton

10.2	Separation Agreement, dated April 26, 2013 between SandRidge Energy, Inc. and Rodney E. Johnson

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: April 26, 2013	By:	/s/ James D. Bennett
James D. Bennett President and Chief Financial Officer

Exhibit Index

No.	Description

10.1	Separation Agreement, dated April 26, 2013 between SandRidge Energy, Inc. and Todd N. Tipton

10.2	Separation Agreement, dated April 26, 2013 between SandRidge Energy, Inc. and Rodney E. Johnson